Exhibit 10.3

SUPPORT AGREEMENT

Among

INTERNATIONAL SECURITIES EXCHANGE, INC.,

OM TECHNOLOGY AB,

And

OM HEX AB

December 23, 2003

CONTENTS

Article 1	Definitions and Interpretation	3
Article 2	Scope and Aim of the Support Agreement	7
Article 3	Operational Software Product Support	8
Article 4	Capacity and Performance	12
Article 5	Other Support	13
Article 6	Solutions Team	14
Article 7	Corrective Releases	14
Article 8	Core Technology Development and New Releases	14
Article 9	ISE Requested Releases	16
Article 10	Documentation	17
Article 11	Delivery, Testing, and Acceptance	19
Article 12	Intellectual Property Rights	23
Article 13	Certain Obligations of ISE	24
Article 14	Consideration	26
Article 15	Confidentiality Undertaking	28
Article 16	OM HEX AB Guaranty	29
Article 17	OMT Business Continuity Plan and Audit	29
Article 18	Escrow Arrangements and Option to Acquire Source Code	30
Article 19	Notices	31
Article 20	Independent Business	32
Article 21	Whole Agreement	32
Article 22	Amendments	32
Article 23	Waiver	32
Article 24	Severability	32
Article 25	Hardship	33
Article 26	Limitation of Right to Claim	33
Article 27	Limitation of Liability	33
Article 28	Term and Termination of the Agreement	34
Article 29	Assignment	25
Article 30	Governing Law and Arbitration	25

Schedule 1	Specification of Remote Network Access
Schedule 2	Problem Report Form Template
Schedule 3	Form of Enhancement Agreement
Schedule 4	Support Fees for Licensed Financial Products
Schedule 5	Price List
Schedule 6	Escrow Agreement
Schedule 7	IMP CLICK Exchange Training Courses
Schedule 8	Performance and Capacity Metrics Agreement
Schedule 9	OMT Test System
Schedule 10	Regulations for Acceptance Testing

This AGREEMENT, is entered into by and between:

OM Technology AB (“OMT”), a company with its principal place of business at Norrlandsgatan 31, Stockholm, Sweden,

OM HEX AB, a company with its principal place of business at Norrlandsgatan 31, Stockholm, Sweden,

And

International Securities Exchange, Inc. (the “ISE”), a company with its principal place of business at 60 Broad Street, New York, NY.

WHEREAS

A.	The ISE and OMT entered into a Delivery and License Agreement and a Support Agreement pursuant to which OMT delivered and licensed to the ISE certain software and provides certain support and maintenance services.

B.	The Parties wish to replace, in its entirety, the Support Agreement on the terms and conditions contained herein.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.01 Definitions. The following terms when used in this Agreement shall have the meanings set forth below:

“Accepted” shall have the meaning attributed to it in Article 11.

“Acceptance Testing” shall mean the tests to be carried out by ISE as further described in Article 11.

“Acceptance Testing Level A Error” shall mean a problem relating to a Corrective Release, New Release, or ISE Requested Release that (i) occurs during Acceptance Testing and (ii) would serve as a basis for the Corrective Release, New Release, or ISE Requested Release being Rejected. The specific descriptions of deviations that constitute an Acceptance Testing Level A Error are set forth in Schedule 10.

“Acceptance Testing Level B Error” shall mean a problem relating to a Corrective Release, New Release, or ISE Requested Release that (i) is less severe than an Acceptance Testing Level A Error, (ii) occurs during Acceptance Testing, and (iii) would serve as a basis for the affected portion of the Corrective Release, New Release, or ISE Requested Release being Conditionally Accepted. The specific descriptions of deviations that constitute an Acceptance Testing Level B Error are set forth in Schedule 10.

“Acceptance Testing Level C Error “shall mean a problem relating to a Corrective Release, New Release, or ISE Requested Release that (i) is less severe than an Acceptance Testing Level A Error and an Acceptance Testing Level B Error, (ii) occurs during Acceptance Testing, and (iii) causes either a function or its Documentation to deviate from its intended use. The specific descriptions of deviations that constitute an Acceptance Testing Level C Error are set forth in Schedule 10.

“Affiliate” shall mean any entity which, partially or completely, owns, is owned by or is under common ownership with a Party to this Agreement and which controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to either Party, shall be evidenced by ownership of at least 50% of the equity or voting securities of such entity.

“CLICK Exchange” shall have the meaning attributed to OM CLICK Exchange System in the DLA.

“Conditionally Accepted” shall have the meaning attributed to it in Article 11.

“Confidential Information” shall mean (i) any and all information related to the Software Product or Documentation with the exception of Documentation identified as non-confidential in Schedule 6 to the DLA, (ii) any other documentation which is proprietary to either Party and which has been identified by an endorsement prominently displayed on the face thereof prior to that material being made available to the other Party and (iii) market information, information concerning operation, personnel and business dealings of either Party as well as information regarding members and other third Parties dealing with either Party, which by their very nature may neither be documented nor endorsed with a confidentiality notice.

“Core Technology Development” shall mean changes to the Software Product initiated and funded by OMT and included in a New Release.

“Corrective Release” shall mean a release provided to rectify a defect in the Software Product while retaining the functionality and substantially similar performance of the Software Product as provided for in the DLA and subsequent release notes.

“DLA” shall mean the Delivery and License Agreement entered into by the parties on March 18, 1998 and subsequently amended on August 10, 2003 and as further amended by the Parties.

“Documentation” shall mean any and all manuals, specifications, literature and other documents, supplied by OMT to ISE, identified in Schedule 6 to the DLA or documentation of a similar nature to that documentation supplied by OMT to ISE.

“Duty Manager” shall mean an OMT manager in OMT’s Global Services organization responsible for coordinating support to address issues raised by ISE in calls to the Help Desk.

“Effective Date” shall mean January 1, 2004.

“Executive Account Manager”, or EAM, shall mean the OMT executive responsible for ensuring the smooth functioning of, and quick resolution of matters involving, the relationship between OMT and ISE. Such person shall be authorized to make decisions on behalf of OMT in the context of the relationship with ISE.

“External Systems” shall mean any and all systems connected to and integrated with the Production System.

“First Line Support” shall mean support, which screens all support calls and ensures that they receive the appropriate attention. First Line Support handles problems by providing user assistance and work-around, and relates primarily to functional queries or connectivity.

“Help Desk” shall mean OMT’s single initial point of contact for Operational Software Product Support requests from the ISE. The Help Desk shall respond to general inquiries from the ISE during Operational Support Hours and to requests for Operational Software Product Support as set forth in this Agreement.

“IMP CLICK Exchange” shall mean the implementation of CLICK Exchange, customized for the ISE, where the MP module has been replaced with the IMP module.

“ISE” shall mean the International Securities Exchange, Inc., as identified in the preamble, and its Affiliates.

“ISE Requested Release” shall mean an adaptation to the Software Product made and delivered by OMT following a written request from ISE and fully described and mutually-agreed upon in an Enhancement Agreement, the form of which is set forth in Schedule 3.

“ISE Solutions Team” shall mean those employees of OMT and its affiliates whose employment is concerned with the development and support of the Software Product and who are exclusively or predominantly dedicated to the ISE.

“Joint Venture” shall mean any entity in which the ISE owns or controls at least 25% but less than 50% of the voting or equity securities of such entity.

“New Release” shall mean an update or replacement of one or more existing modules of the Software Product, initiated and funded by OMT. A New Release may include new or changed functionality, and is more fully described in Article 8.

“Non-Accepted” shall mean any New Release, Corrective Release, ISE Requested Release, or combination thereof that is either Conditionally Accepted or Rejected by ISE.

“Object Code” shall mean the form of a computer program resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which is not convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

“Operating Capabilities” shall mean that the Software Product (i) is operable and available for trading; (ii) does not produce materially incorrect results making it inoperable; and (iii) maintains the agreed performance and capacity metrics set forth in Schedule 8 under reasonable loads without any material performance degradation.

“Operational Software Product Support” shall have the meaning attributed to it in Section 3.01.

“Operational Support Hours” shall mean Trading Days, between [***] - [***], [***], New York time, and [***] after contract expiration, the dates of which are determined annually, and will be communicated by ISE to OMT pursuant to Article 3.

“Priority Level A Error” shall mean a problem relating to the Software Product that, in ISE’s reasonable opinion, (i) severely impairs Operating Capabilities or (ii) creates a substantial risk that Operating Capabilities will be severely impaired.

“Priority Level B Error” shall mean a problem relating to the Software Product (i) that is less severe than a Priority Level A Error, (ii) that results in the Software Product being useable in the Production System, but materially incomplete, and (iii) for which there is an acceptable work-around available.

“Priority Level C Error” shall mean a problem relating to the Software Product that (i) is less severe than both a Priority Level A Error and Priority Level B Error and (ii) that does not affect the use of the Software Product in the Production System.

“Production Ready” shall have the meaning attributed to it in Article 11.

“Production System” shall mean the hardware, Third Party Standard Software, and network on which the Software Product is executed by ISE for the trading of financial instruments. The Production System shall include (1) the primary configuration for its day-to-day trading operations, and (2) the redundant configuration for back-up and recovery purposes, but only when and to the extent the primary configuration has failed and during such time as the redundant configuration is being used for day-to-day trading operations.

“Rejected” shall have the meaning attributed to it in Article 11.

“Second Line Support” shall mean support, which cannot be solved within the First Line Support and consequently requires involvement of personnel with a high degree of knowledge of the Software Product and its functionality. Second Line Support handles problems by checking the usage of the Software Product as well as in-depth settings.

“SEK” shall mean the lawful currency of the Kingdom of Sweden applicable at any given time.

“Software Product” shall mean the software and accompanying Documentation, as defined in the DLA and subsequent Enhancement Agreements, including any Corrective Releases, New Releases and ISE Requested Releases of such software, delivered, licensed, supported and maintained by OMT in accordance with the DLA and this Agreement.

“Source Code” shall mean the set of instructions expressed in a non-machine language from which the Object Code is derived.

“Technical Account Manager”, or TAM, shall mean the professional technical specialist at OMT, who is responsible for the technical issues in, and the day-to-day issues arising in the course of, the relationship between OMT and ISE. The TAM’s primary responsibility is managing OMT’s support of the Software Product on behalf of

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the ISE. Such manager shall not necessarily be authorized to make decisions on behalf of OMT in connection with decisions about and matters arising between OMT and ISE.

“Territory” shall mean the United States of America.

“Third Line Support” shall mean support, which cannot be solved within the Second Line Support and consequently requires involvement by the software developers. Third Line Support handles problems by investigating the Source Code and, if necessary, making modifications to it. Any such Source Code modifications will be provided to ISE by OMT in the form of a Corrective Release or New Release as applicable.

“Third Party Standard Software or SSW” shall mean all standard, commercial software developed and owned by a party other than OMT or ISE, including, but not limited to, operating system software.

“Trading Days” shall mean any business day (Monday-Friday) during which ISE is scheduled to be open for trading.

“Trading Hours” shall mean any business hour (Monday-Friday) during which ISE is scheduled to be open for trading. Trading Hours fall within Operational Support Hours, with a minimum period of two (2) Operational Support Hours before the start of Trading Hours.

“USD” shall mean the lawful currency of the United States of America applicable at any given time.

Capitalized terms not defined herein shall have the meaning ascribed to them in the DLA.

Unless the context otherwise requires the singular includes the plural and vice-versa.

ARTICLE 2 SCOPE AND AIM OF THE SUPPORT AGREEMENT

2.01 This Agreement is intended to replace, in its entirety, the current Support Agreement entered into by the Parties on March 18, 1998, as amended. Accordingly, at the Effective Date, this Agreement shall commence and the current Support Agreement shall terminate. Further, at the Effective Date, the Parties acknowledge and agree that both Parties shall have fully-performed and satisfied all of their respective obligations under the current Support Agreement.

2.02 The Parties acknowledge that this Agreement shall be the basis for any agreement that shall govern all support to be provided by OMT to ISE, including its Affiliates, in all markets, as and when operated by ISE; provided, however, if such market is operated either (i) using a different release of the Software Product or (ii) from a geographic region that cannot reasonably be supported by OMT during Operational Support Hours, then the Parties shall agree to make any necessary amendments to this Agreement to cover such market. The Parties shall enter into a separate agreement to govern support to be provided by OMT to any Joint Venture, which separate agreement shall contain payment terms based on Schedule 4 of this Agreement and which shall contain support undertakings substantially similar to the support undertakings set forth in this Agreement.

2.03 The scope and aim of this Agreement is for OMT to provide the ISE with a high level of customer service and support with respect to the ISE’s use and operation of the Software Product to administer automated financial markets. The Parties acknowledge that this level of customer service and support is a critical aspect of the ISE maintaining its competitive advantage.

2.04 In order to secure the future survival and competitiveness of the ISE, OMT shall, during the term of this Agreement, provide the ISE with certain support services and assistance in maintaining the Operating Capabilities of the Software Product, as set forth herein. Furthermore, OMT shall, according to the terms and conditions of this Agreement and as requested by the ISE, timely develop and deliver ISE Requested Releases and Corrective Releases (as applicable) to the Software Product.

2.05 In order to secure future survival and competitiveness of the Software Product in general, OMT shall, during the term of this Agreement, devote a sufficient amount of time and resources towards enhancing the Software Product through Core Technology Development. Furthermore, OMT will use its best efforts to take the ISE’s current and future business requirements into consideration in its Core Technology Development. The ISE acknowledges that enhancements to the Software Product through Core Technology Development may require the ISE to make additional investments in the Production System.

2.06 The Parties acknowledge that, in order to fully-perform and satisfy their respective obligations and achieve the scope and aim of this Agreement, their co-operation and exchange of knowledge and experience related to the development of the Software Product, the provision of support services, and the administration of ISE Requested Releases, Corrective Releases, and New Releases is critical. Accordingly, both Parties undertake to, in good faith, cooperate and share information to the fullest extent contemplated under this Agreement.

2.07 Where a provision of this Agreement requires a Party to exercise its discretion or judgment or to form an opinion, such Party shall reasonably exercise that discretion or judgment or form a reasonable opinion, having regard to generally accepted industry standards and practices prevailing at the time.

ARTICLE 3 OPERATIONAL SOFTWARE PRODUCT SUPPORT

3.01 OMT shall, during the term of this Agreement, provide any and all maintenance and support services to ISE that are necessary to (a) maintain the Operating Capabilities of the Software Product executed by ISE on the Production System, and (b) ensure that the Software Product conforms with its functional specification, subsequent release notes, and the performance and capacity criteria as set forth in Schedule 8, below (referred to collectively herein as “Operational Software Product Support”). OMT’s undertaking to provide Operational Software Product Support in the manner set forth herein shall be absolute and unconditional, provided that OMT’s undertaking to resolve any circumstance in which the Software Product fails to maintain Operating Capabilities shall be on a best efforts basis. The Parties further acknowledge that the purpose of this Article 3 is to set forth the base-line framework under which OMT shall provide Operational Software Product Support, and is in no way intended to serve as a limitation on additional measures or actions OMT deems necessary or appropriate to provide ISE with a high level of customer service and support with respect to ISE’s use and operation of the Software Product.

3.01.1 Operational Software Product Support shall be classified as First Line Support, Second Line Support, and Third Line Support, all of which shall be provided by OMT; provided, however, First Line Support solely with respect to ISE’s members’ use of the OMT CLICK Trade Application and the OMnet API software, including delivery, installation, and testing of Corrective Releases, ISE Requested Releases, and New Releases with such members, shall be provided by ISE.

3.02 Without limiting the generality of Article 3.01, above, Operational Software Product Support shall include, but not be limited to:

3.02.1 Problem solution and corrective action to maintain the Operating Capabilities provided by telephone, in writing, remote network access, on-site at ISE, or on-site at an ISE member site;

3.02.2 Providing Corrective Releases and New Releases; and

3.02.3 Providing release notes accompanying all Corrective Releases and New Releases and, when required because a Corrective Release or New Release changes Documentation previously provided, amending the Documentation to reflect those changes.

3.03 Any request for Operational Software Product Support shall be submitted by a duly authorized ISE official to the Help Desk by calling OMT’s emergency telephone number. At the time of the request, ISE shall classify the matter as either a Priority Level A Error, Priority Level B Error, or Priority Level C Error; provided, however, any matter that affects (and only matters that affect) Operating Capabilities shall be classified as a [***].

3.04 The Help Desk shall register calls from duly authorized ISE officials, and shall route such calls to the appropriate OMT staff. OMT shall provide ISE with a report, on a weekly basis, of all ISE calls placed to the Help Desk.

3.05 Upon each ISE request for Operational Software Product Support, OMT shall diligently and continuously, in the manner set forth herein, use its best efforts to resolve the problem and take corrective action to restore the Operating Capabilities of the Software Product. Requests for Operational Software Product Support submitted by ISE during Operational Support Hours shall, based on the classification of such request, be addressed by OMT in the following manner:

3.05.1 Priority Level A Error

3.05.1.1 OMT shall: immediately assign the relevant personnel to the effort to resolve the matter, escalating the level and quantity of support as appropriate; maintain constant telephone contact with ISE; provide ISE with a status report update by telephone and e-mail immediately upon any change in status (but in no event less frequently than every [***], unless the ISE and OM agree otherwise) until Operating Capabilities are restored.

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3.05.1.2 OMT’s Help Desk shall call ISE back within [***], the TAM shall call ISE back within [***], an OMT expert shall login within [***], and ISE shall receive a written diagnostic report by [***].

3.05.1.3 In the event OMT fails to restore Operating Capabilities within [***] of the time such request is submitted by ISE to OMT during Operational Support Hours (or, in the case, of a Priority Level A Error submitted by ISE to OMT during non-Operational Support Hours, then within [***] of the commencement of Operational Support Hours), OMT shall automatically escalate the matter to the Duty Manager. The Duty Manager shall supervise all efforts by OMT to resolve the problem and provide a greater level of support pursuant to this Article.

3.05.1.4 In the event OMT fails to restore Operating Capabilities within [***] of the time such request is submitted by ISE to OMT during Operational Support Hours (or, in the case, of a Priority Level B Error submitted by ISE to OMT during non-Operational Support Hours, then within [***] of the commencement of Operational Support Hours), OMT shall, as deemed necessary in its opinion using its experience, immediately assign all of its available staff and resources to resolve the matter, including, but not limited to, senior software development personnel and other staff who both are and are not members of the Solutions Team or Help Desk. Furthermore, if he or she can be reached by telephone or email, a senior executive based in the United States, such as an OMT account manager assigned to the ISE (e.g. the [***] and [***]), the [***] for OM (US) Inc., or the [***] of OM (US) Inc., shall immediately contact the Chief Operating Officer of ISE (or in his or her absence, the SVP Market Operations of ISE) to assure ISE that OMT is using all of its available staff and resources to resolve the matter, and shall make him or herself continually available to the ISE Chief Operating Officer until such matter is resolved. If the senior executive is not immediately available, he or she shall contact the ISE as soon as possible, assuming that Operating Capabilities remain unavailable. This escalated level of support shall continue until the matter is resolved, and shall not be withdrawn until OMT has restored Operating Capabilities.

3.06 For a request classified as a Priority Level B Error, OMT shall diagnose the problem and take action on such problem as soon as possible, but not later than the [***] immediately following the day on which OMT becomes aware of such problem. OMT shall, to the extent possible, resolve the problem, and produce a diagnostic report, in a prompt and efficient manner (and, if applicable, in accordance with a time table agreed between the Parties).

3.07 For a request classified as a Priority Level C Error, the Parties shall jointly agree on a mutually acceptable remediation plan and schedule.

3.08 Any request for Operational Software Product Support submitted by ISE during non-Operational Support Hours shall, based on the classification of such request, be addressed by OMT in the following manner:

3.08.1 For a request classified as a Priority Level A Error, OMT shall acknowledge receipt of such request within [***] and shall use reasonable efforts to assign qualified staff necessary to resolve the problem to it as promptly as possible. In

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the event such Priority Level A Error remains unresolved, in any respect, at the commencement of Operational Support Hours, such request shall simultaneously and automatically become reclassified as a Priority Level A Error submitted during Operational Support Hours, and therefore be addressed pursuant to section 3.05, above.

3.08.2 For a request classified as a Priority Level B Error, OMT shall diagnose the problem and take action on such problem as soon as possible, but not later than the [***] immediately following the day on which OMT becomes aware of such problem. OMT shall, to the extent possible, resolve the problem, and produce a diagnostic report, in a prompt and efficient manner (and, if applicable, in accordance with a time table agreed between the Parties).

3.08.3 For a request classified as a Priority Level C Error, the Parties shall jointly agree on a mutually acceptable remediation plan and schedule at the commencement of Operational Support Hours.

3.09 If Operating Capabilities are not available for the periods set forth below, the following shall apply:

3.09.1 If Operating Capabilities are not available for a consecutive period of [***] during Trading Hours, with the effect that the Production System is closed for trading, and the cause was solely within the control of OMT, OMT shall pay a penalty to ISE of USD [***]. For each additional period of [***] consecutive minutes during Trading Hours that the Operating Capabilities continue to be unavailable, OMT shall pay a penalty to ISE of USD [***]; provided, however, that the maximum amount payable by OMT in respect of any single failure to maintain Operating Capabilities shall be USD [***]. Except in the case of a breach of this Agreement by OMT, ISE shall not be entitled to the payment of any other sums by way of damages, financial compensation or other similar remedy.

3.09.2 If Operating Capabilities are not available for a consecutive period of more than [***], with the effect that the Production System is closed for trading, and the cause was solely within the control of OMT, ISE may terminate this Agreement with immediate effect, and ISE shall be entitled to immediately obtain access to the Deposit Materials, as defined in and pursuant to Article 18.

3.10 Each instance of OMT access to the Software Product and any corrective actions taken by OMT with respect to the Software Product must be approved by ISE prior to being effected. Any records (electronic or otherwise) of any ISE material to which OMT has had access during such problem solving and corrective actions shall be deleted immediately upon resolution of the current problem. In the event on-site support at ISE is provided by OMT to maintain Operating Capabilities, OMT shall send appropriate and qualified OMT personnel as soon as possible. Any such problem solution or corrective action, irrespective of how and where it is provided, that results in a temporary, technical work-around shall be permanently corrected by OMT in either a Corrective Release or a New Release, as applicable and technically feasible.

3.11 If the malfunction was caused by any factor outside the control of OMT, including, but not limited to, a problem with any External Systems, the Production System (including, but not limited to, malfunctions due to changes in the Production System not approved by OMT), erroneous operation of the Software Product, the Production System or the External Systems, or by any environmental problems, then OMT shall co-operate with ISE and continue its best efforts to restore Operating Capabilities, and ISE shall compensate OMT for its service on a time and material basis. For the purpose of this Article, it is understood that modifications to the Software Product not effected by OMT or not made with OMT’s prior written consent or at OMT’s direction, are deemed to be factors outside of OMT’s control, and modifications or ISE

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Requested Releases effected by OMT, made at OMT’s direction, and made with OMT’s prior written consent are factors within the control of OMT.

3.12 If the malfunction was due to Third Party Standard Software, OMT will use its best efforts to provide a work-around or a temporary solution. Such assistance shall be provided on a time and material basis and be subject to a separate written agreement.

3.13 In order for OMT to provide problem solution or corrective action from on-site at an ISE member site, (i) such problem solution or corrective action must not interfere with any of OMT’s other obligations to provide Operational Software Product Support to ISE, and (ii) if the problem solution or corrective action is determined to be the result of a malfunction due to a factor outside the control of OMT, ISE shall pay OMT on a time and material basis for the investigative work performed by OMT prior to such determination, including its reasonable travel, accommodation, and other out-of-pocket expenses related thereto.

ARTICLE 4 CAPACITY AND PERFORMANCE

4.01 The Parties shall, on an annual basis, determine the performance and capacity metrics for the Software Product. The guidelines for determining the metrics, including the test cases and test procedures, are set forth in Schedule 8. In connection with each annual determination of the metrics, the Parties agree to adhere to the following process:

4.01.1 The Parties shall jointly conduct [***] executive capacity reviews per year, as well as monthly capacity reviews. The outcome of these reviews shall be used to revise the capacity criteria on an annual basis and to agree to the performance and capacity metrics for the following year.

4.01.2 Based on the outcome of such reviews, ISE may request new performance target metrics.

4.01.3 OMT shall respond to such targets within [***] weeks. Such response shall be one of the following: (a) such targets shall be developed as Core Technology Development; (b) such targets shall be developed as an ISE Requested Release; (c) such targets shall be developed as a combination of Core Technology Development and an ISE Requested Release; or (d) such targets are not possible for OMT to develop.

4.01.4 If OMT’s response in Section 4.01.3 is (a), then OMT shall make reasonable efforts to deliver a New Release which meets the performance capacity targets [***].

4.01.5 If OMT’s response in Section 4.01.3 is (b) or (c), then OMT shall provide ISE with a fixed price offer and the delivery time needed to implement such a development effort.

4.01.6 If OMT’s response in Section 4.01.3 is (d), that the change is not possible to implement, then OMT shall provide ISE with a written explanation. In this event, OMT shall, without delay, re-analyze the performance targets. If the results of such re-analysis do not materially change and OMT’s response does not change, OMT shall, without delay, perform a peak benchmark test of IMP-CLICK Exchange pursuant to Section 4.04 and conduct a design study to evaluate the [***] platform.

4.01.7 OMT shall charge ISE on a time and materials basis for the performance evaluation work only for the number of hours required to analyze such targets for which the performance requests exceed [***] hours within [***].

4.01.8 In addition to the once-annual new performance target requests set forth in Section 4.01.2, ISE shall have the right to request additional new performance targets at any time, and OMT shall use its reasonable efforts to respond to such targets. Any such OMT response shall be governed by Section 4.01.3 through 4.01.6. OMT shall charge ISE on a time and materials basis for all such performance evaluation work required to analyze such targets.

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4.02 OMT shall perform the following tests on New Releases and ISE Requested Releases on the OM ISE Test System:

4.02.1 OMT shall perform regression tests demonstrating that there is no material performance degradation resulting from the addition of new functionality included in the release.

4.02.2 OMT shall perform capacity and performance tests of selected key components (e.g. imp_srv), pursuant to Schedule 8.

4.02.3 OMT shall perform system level tests to assess overall system performance.

4.03 Both Parties agree to provide relevant capacity and performance test data results to the other, unless the Parties are bound by nondisclosure or other confidentiality agreements that would prohibit such disclosure.

4.04 OMT shall perform a peak benchmark test of [***] on a regular interval [***] times during the Term of this Agreement on state of the art hardware at the time, as provided by hardware vendors. The first peak benchmark test shall be conducted in [***].

4.04.1 In addition to the [***] peak benchmark tests performed by OMT in Section 4.04 above, ISE shall have the right to request, and OMT shall perform, up to [***] unscheduled peak benchmark tests of [***] if changes in market requirements so warrant.

4.04.1.1 ISE shall provide OMT at least [***] notice to prepare for each benchmark test.

4.04.2 OMT shall provide a maximum of [***] people for [***] weeks on-site at a benchmark center during each peak benchmark test. Such support may have associated with it other costs, such as relevant hardware and non-OMT software or services. These additional costs are not the responsibility of OMT.

ARTICLE 5 OTHER SUPPORT

5.01 In addition to the performance and capacity review meetings set out in Article 4 and the quality review meetings set out in Article 11, OMT undertakes to provide long-term support by arranging meetings two to four times a year. The purpose of such meetings shall be exchanging information and experience and, if applicable, mutually discussing further developments of the Software Product. The meetings shall be held in Stockholm. If ISE requests, these meetings will be held in other mutually-agreed upon locations, and ISE shall reimburse OMT for reasonable travel, accommodation and allowance expenses related thereto. The Parties shall endeavor to include the following items as discussion topics at the meeting: Organization information (OMT and ISE); Presentation of OMT plans, next New Release, and long term and short term Core Technology Development; Review of software quality program; Performance and capacity planning; Presentation of ISE plans; Scheduling of next releases to ISE.

5.02 Assistance in the form of consultations, analysis and investigations exceeding two (2) hours per inquiry shall be charged on a time and material basis.

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5.03 OMT shall provide [***] for ISE employees pursuant to Schedule 7. The purpose of the [***] is to provide the ISE with a more detailed understanding of the architecture and software components of CLICK Exchange to help ISE to operate the Software Product using the Source Code obtained from escrow in the event ISE obtains possession of the Source Code pursuant to this Agreement.

ARTICLE 6 SOLUTIONS TEAM

6.01 OMT agrees to staff a Solutions Team in OMT’s primary development facilities in Stockholm dedicated entirely to the tasks of providing support to the ISE and developing enhancements for the ISE. A Solutions Team manager shall manage the team’s daily operations, and the team shall include a TAM. The Solutions Team manager shall report to the EAM for all matters that require the involvement or concurrence of a member of OMT’s senior management. The Solutions Team staff may be augmented by other OMT resources that are shared among many OMT customers. The size of the Solutions Team may expand or contract depending on the amount of business contracted between OMT and ISE. OMT shall promptly notify ISE if any key member of the Solutions Team is removed or if there is any other material change to the Solutions Team.

6.02 The TAM of the Solutions Team will be informed of any requests for Operational Software Product Support reported to the Help Desk.

ARTICLE 7 CORRECTIVE RELEASES

7.01 In the event that OMT determines that it is appropriate to deliver a Corrective Release, ISE shall install such Corrective Release in the Production System. ISE shall test such Corrective Release in a test environment prior to such installation in the manner described in Section 11.04, unless it determines not to test such Corrective Release pursuant to Section 11.04.2. ISE shall not install the Corrective Release in the Production System if it determines that the Corrective Release is defective and therefore will, if installed, prevent ISE from maintaining Operating Capabilities.

ARTICLE 8 CORE TECHNOLOGY DEVELOPMENT AND NEW RELEASES

8.01 In order to secure the future survival and competitiveness of the Software Product and the ISE, OMT shall, during the term of this Agreement, perform Core Technology Development and provide ISE with New Releases as set out in this Article 8. OMT represents that [***] on [***] will be supported and enhanced during the Term of this Agreement, and it shall be included in Core Technology Development.

8.01.1 Core Technology Development shall be focused on the technological infrastructure of the Software Product and its successor products, including functions such as operating system support, messaging, database activities, logging, and operations management.

8.01.2 OMT shall maintain a long term master plan for development of the Software Product, and shall make reasonable efforts for that development to be aligned with ISE business goals, including, but not limited to, ISE goals relating to transaction, broadcast, and market data requirements, and shall consider input provided by ISE relating thereto. OMT shall deliver the plan to ISE at least [***] per year. Each delivery shall be in advance of a support meeting pursuant to section 5.01 of this Agreement. In addition, OMT shall deliver an updated plan to ISE as soon as reasonably possible in the event there is any material change to such plan.

8.01.3 OMT agrees to use reasonable efforts to keep abreast of industry developments, which shall include regular substantive communications with members of the industry.

8.01.4 OMT agrees to consider the outcome of performance and capacity review meetings, OPRA requirements, and US national market requirements when planning Core Technology Development and future New Releases.

8.02 Core Technology Development will be delivered to the ISE in the form of New Releases. OMT undertakes to provide ISE with New Releases on a regular basis, approximately one to three times a year, however not less than one New Release per year. OMT undertakes to notify ISE at the latest two months prior to the delivery of such New Release, and at the same time supply ISE with a written summary of the content of the New Release and advice of general pre-requisites of hardware and Third Party

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Standard Software which constitute dependencies for the installation of the New Release, to the extent these are known to OMT by that time. ISE is aware of, and accepts that, additional pre-requisites may be discovered by OMT during the final testing of the New Release, in which case OMT shall advise ISE about such new pre-requisites without delay.

8.03 At ISE’s request, several New Releases or Corrective Releases can be packaged together by OMT and delivered to ISE at the same time. ISE Requested Releases to the Software Product ordered by ISE can also, at ISE’s request, be included in such packaging.

8.04 OMT shall, in the course of writing functional descriptions, provide ISE with an assessment of whether the proposed added functionality will degrade or otherwise affect performance. ISE acknowledges that OMT cannot predict the future performance of the Software Product or the performance of added functionality to the Software Product with 100% certainty, and that unless told otherwise, an assessment is an estimate of future performance.

8.05 A New Release may include inter alia structural and functional adaptations and improvements to the Software Product in order to handle and support new technology, to maintain the structure and quality of the Software Product and to maintain and improve fundamental aspects of the Software Product, such as, for example, basic functionality, security, availability, capacity, and modularity / flexibility.

8.06 Upon the written approval of ISE, OMT may remove defined functionality from the Software Product or from support under this Agreement. Such approval shall not be unreasonably withheld by ISE. If ISE uses the functionality OMT proposes to remove, ISE has reasonable grounds for denial.

8.07 OMT will not charge ISE an incremental license fee or support fee in the event that: (i) during the Term of this Agreement, OMT offers an [***] or [***] version of [***]; (ii) ISE expresses a desire [***] to this version; and (iii) [***] is feasible and advisable. OMT may charge ISE a [***].

8.08 Within two years of the Effective Date of this Agreement, OMT will:

8.08.1 Have a standard [***] in production on a [***] or [***] platform, or:

8.08.2 Demonstrate to the reasonable satisfaction of ISE the results of a [***] of either standard [***] or [***] running on a [***] or [***] platform.

8.09 OMT agrees to solicit ISE input for the development of a new [***]module to improve quality and performance. OMT shall then provide the ISE with a Functional Description of such module, developed at OMT’s expense. The ISE agrees to fund a maximum of [***] towards the development of a new [***] module. OMT agrees to deliver a new [***] module as a New Release to the ISE within [***] of the Effective Date of this Agreement.

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ARTICLE 9 ISE REQUESTED RELEASES

9.01 OMT agrees to make adaptations to the Software Product and to deliver them to ISE as ISE Requested Releases if and as requested by ISE. Such ISE Requested Releases shall be provided on a project-by-project basis, and, unless the Parties agree otherwise, pursuant to the specifications set forth in an Enhancement Agreement, the form of which is set forth in Schedule 3.

9.02 OMT and ISE shall agree on an increase of the support fee set out in Article 14 due to such ISE Requested Release. Such increase shall not exceed [***] percent ([***]%) of the development cost of the ISE Requested Release in question per year, and shall be specified in the Enhancement Agreement.

9.03 If the adaptations delivered in an ISE Requested Release (or part thereof) is licensed to, or otherwise used by, a third party, or if it is later included in the Software Product as Core Technology Development, the additional yearly support fee related to such ISE Requested Release (or part thereof) charged to ISE will be eliminated. This elimination applies only to future payments, and no refunds for prior payments will be made.

9.04 If the adaptations contemplated in an ISE Requested Release (or part thereof) are regarded by OMT as Core Technology Development, OMT will include the adaptations (or part thereof) being regarded as Core Technology Development in its development plan. Such adaptations will, in accordance with the development plan, be part of a New Release and supplied to ISE without cost (i.e., no development fee or support fee). If, however, ISE wants the adaptations delivered earlier than OMT has scheduled them for delivery to ISE as a New Release, such adaptations will be delivered in accordance with this Article.

9.05 For each ISE Requested Release, ISE shall submit a written request to OMT setting forth a description of the desired adaptations on an enhancement request form (and, in ISE’s sole discretion, on an ISE requirements specification form). Within approximately one (1) month of receipt of such request, OMT shall, in writing, respond to such request, setting forth the following:

9.05.1 whether the desired adaptations are presently planned to be included in a New Release and, if so, the proposed date the New Release will be available for installation as part of the Software Product;

9.05.2 whether OMT is prepared to have the desired adaptations included in a New Release at no additional cost to ISE, and, if so, the proposed date that the New Release would be available for installation as part of the Software Product;

9.05.3 whether the desired adaptations can be developed for ISE at a cost to ISE, and, if so, an indicative cost for the desired adaptations and a preliminary date that the desired adaptations would be available for installation as part of the Software Product; and/or

9.05.4 if the desired adaptations technically cannot be developed, the provision of an advice as to the reasons why it cannot be developed and any suggested alternative method of achieving the end result sought to be achieved by ISE, as indicated in the request.

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9.06 Upon ISE’s written request, OMT shall develop a draft functional specification for the ISE Requested Release and related items (the “Specifications”).

9.06.1 OMT shall use its best endeavors to ensure that the Specifications contain recommendations regarding the hardware and Third Party Standard Software required as a consequence of the adaptations included in the Specifications, relying on any volume or capacity data provided to it by ISE.

9.06.2 The Specifications shall include proposed dates or elapsed times from the date of approval of the Specifications for installation, Acceptance and all other relevant milestone dates consistent with achieving the objectives of the particular Specification.

9.06.3 The Specifications shall include proposed payment terms.

9.06.4 OMT agrees to use its reasonable efforts to include any and all supporting documentation or explanatory material provided by ISE, including, but not limited to, the enhancement request form and any ISE requirements specifications form, in the Specifications.

9.07 Except for variations in the requirements or other instructions by ISE that prevent OMT from completing the Specifications, the Specifications shall be delivered by OMT to ISE within two months (or such other time as may be agreed at the time) of the date OMT receives ISE’s enhancement request form.

9.08 Upon delivery of the Specifications to ISE for its approval, ISE shall, within one month:

9.08.1 approve the Specifications, in writing, addressed to OMT;

9.08.2 reject the Specifications; or

9.08.3 request variations to, and/or explanations of, any aspect of the Specifications.

9.09 Upon ISE’s approval of the Specifications, the terms of the Specifications shall be imported as terms of the Enhancement Agreement to be signed by the Parties. All work carried out by OMT in respect of preparation of the Specification shall be invoiced to ISE at the rate agreed to between the Parties when ISE requested the Specifications be prepared.

9.10 OMT agrees to make reasonable efforts to assist ISE in participating in requirements definitions and testing. Such participation may require ISE employees’ presence at OMT’s parent’s corporate headquarters in Stockholm for up to one month.

ARTICLE 10 DOCUMENTATION

10.01 OMT shall provide release notes accompanying all Corrective Releases, ISE Requested Releases, and New Releases and, when required because a Corrective Release, ISE Requested Release, or New Release changes Documentation previously provided, amending the Documentation to reflect those changes (“Release Documentation”). The Release Documentation shall include:

10.01.1 An API Manual addendum; and

10.01.2 Delivery documents for the delivered release, consisting of:

10.01.2.1 Descriptions of the new functionality implemented;

10.01.2.2 Operator instructions;

10.01.2.3 Installation guidelines;

10.01.2.4 A list of delivered installation files;

10.01.2.5 Test report;

10.01.2.6 Assessment of change severity (high, medium, or low) by [***] subsystem and an identification of the specific areas of the release that require additional testing; and

10.01.2.7 Fallback procedures.

10.02 The Release Documentation shall either be Accepted or Conditionally Accepted by ISE within [***] of its receipt of such Release Documentation, as set forth below. ISE undertakes to use experienced personnel familiar with the Software Product to review the Release Documentation.

10.02.1 If ISE fails to notify OMT that it has either Accepted or Conditionally Accepted such Release Documentation within [***] of its receipt of such Release Documentation, ISE shall be deemed to have automatically Accepted such Release Documentation.

10.02.2 If ISE determines that the Release Documentation contains one or more Acceptance Testing Level B Errors, ISE shall, within [***] of its receipt of such Release Documentation, send a written notice to OMT stating that it has Conditionally Accepted the Release Documentation, identifying the defects and setting forth its reasons for its determination.

10.02.3 If ISE determines that the Release Documentation contains one or more Acceptance Testing Level C Errors, ISE shall, within [***] of its receipt of such Release Documentation, send a written notice to OMT stating that it has Accepted the Release Documentation, identifying the defects and setting forth its reasons for its determination.

10.02.3.1 OMT shall respond to any notice sent by ISE pursuant to this Section 10.02 within [***] of its receipt of such notice, stating whether it either agrees or disagrees that the Release Documentation contains the defect(s) identified by ISE. If OMT agrees that the Release Documentation contains the defect(s) identified by ISE, OMT shall rectify the defect(s) and resubmit the relevant portion(s) of the Release Documentation to ISE as soon as possible. ISE shall review the resubmitted portions of the Release Documentation as soon as possible and notify OMT whether the defects are removed.

10.02.3.2 OMT shall continue to rectify any defects identified by ISE until all such defects are removed. Once ISE determines that the Release Documentation no longer contains any Acceptance Testing Level B Errors, the Release Documentation shall be deemed to be Accepted. If OMT and ISE are unable to agree on whether any particular portion of the Release Documentation contains a defect, the dispute shall be resolved through the [***].

10.03 The Software and Documentation Quality Penalty and Bonus Program set forth in Section 11.06 shall apply to Release Documentation. Accordingly, the number of Acceptance Testing Level B Errors and Acceptance Testing Level C Errors (or lack thereof) identified by ISE shall include in the calculation for that respective release.

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ARTICLE 11 DELIVERY, TESTING, AND ACCEPTANCE

11.01 OMT shall deliver Corrective Releases, ISE Requested Releases, and New Releases in the manner set forth herein.

11.01.1 The Parties intend that ISE will order ISE Requested Releases from OMT on a fixed time and fixed price basis.

11.01.2 OMT acknowledges that software and documentation quality and time to production start are of critical importance to ISE.

11.01.3 ISE acknowledges that OMT requires a defined scope before committing to deliveries on a fixed time and price basis. Changes to the scope may cause delays in OMT’s ability to adhere to delivery schedules. ISE further acknowledges that OMT requires timely deliveries of specifications and clarifications on changed and new requirements on functional and non-functional features in the software, and that delays in providing such specifications and clarifications may cause delays in OMT’s ability to adhere to delivery schedules.

11.01.4 The Parties acknowledge that they have increased their efforts under this Agreement to monitor and maintain software and documentation quality, and both Parties shall work together on these efforts for the duration of the Agreement. In addition, the Parties have agreed to implement a Software and Documentation Quality Penalty and Bonus Program, as set out below, to create incentives to improve software and documentation quality.

11.01.5 OMT shall attend semiannual executive quality reviews, which are separate from the support meetings and capacity planning meetings. The Parties shall mutually agree on the frequency and location of such quality reviews, and the Parties shall confirm the agenda for the quality review at least [***] in advance of any such meeting. The Parties acknowledge that the Acceptance Testing procedures in this Agreement are more comprehensive than the procedures in the previous support agreement, and that such procedures may affect schedules for providing testing and Acceptance.

11.02 The Parties shall plan and administer Corrective Releases, ISE Requested Releases, and New Releases in the manner set forth herein.

11.02.1 OMT shall, twice per year, provide ISE a one-year “look-ahead” product schedule of OMT releases and related Third Party Standard Software. The Parties recognize that these product schedules are forecasts that are subject to change. The Third Party Standard Software schedule will include, but will not be limited to, VMS, MS Windows NT, RTR, BMC Patrol, to the degree that accurate release information is available from the suppliers of Third Party Standard Software.

11.02.2 The Parties agree that Corrective Releases, New Releases and ISE Requested Releases can be delivered as separate deliveries or combined into one delivery.

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11.02.3 If ISE requests, OMT shall provide, telephone and on-site support for the installation and testing of releases.

11.02.3.1 OMT will provide telephone support during Operational Support Hours free of charge, and OMT will provide telephone support during non-Operational Support Hours or on-site support on a time and material basis. ISE will request telephone support during non-Operational Support Hours in respect of release administration at least [***] in advance, and ISE will request on-site support [***] in advance.

11.02.3.2 OMT shall, upon ISE’s request, provide temporary on-site assistance (up to five (5) working days) on a time and material basis, with four (4) weeks’ written notice. Long-term on-site assistance shall, if necessary, be provided subject to a separate agreement between OMT and ISE. In the event on-site support is requested by ISE, OMT undertakes to send duly qualified OMT personnel.

11.02.4 OMT undertakes, if requested by ISE, to provide a reasonable level, up to a maximum of [***], of training in connection with each release. Such training is provided to ISE for such number of ISE personnel as ISE may nominate, and will be provided in Stockholm, or, if agreed between the Parties, at an ISE site. The extent of the training to be provided is to be agreed between the Parties in respect of each release. Release training will, subject to one month’s notice, be provided by OMT on a time and material basis.

11.02.5 ISE acknowledges that assigning qualified OMT staff to training, on-site support and other such activities may have an impact on release and project scheduling.

11.02.6 Both Parties shall appoint a project manager for each release.

11.03 OMT shall test and deliver Corrective Releases, ISE Requested Releases, and New Releases in the manner set forth herein.

11.03.1 OMT undertakes to conduct functional testing, regression testing, capacity testing and non-functional testing for each release in the OMT Test System, a multi-node test environment similar to the Production System, the specifications for which are set forth in Schedule 9.

11.03.2 The Parties agree that, during the development phase, OMT may deliver the release to ISE prior to final delivery in order for ISE to complete a preliminary assessment of whether the release operates as designed. Such interim deliveries shall not be subject to the Software and Documentation Quality Penalty and Bonus Program.

11.03.3 OMT acknowledges that final delivery of a release will be Production Ready. A release is Production Ready when:

11.03.3.1 The release is delivered in accordance with the supporting documentation (i.e., a functional description, an enhancement request, or a service request);

11.03.3.2 All existing functionality remains at the same level of quality (functionally and technically) and at materially the same performance levels specified in the performance and capacity metrics determined in accordance with Schedule 8;

11.03.3.3 The release is delivered with the applicable Documentation; and

11.03.3.4 OMT is confident that the release will successfully pass Acceptance Testing, and, once implemented in the Production System, will not impair Operating Capabilities.

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11.03.4 ISE shall take final delivery once OMT declares that the release is Production Ready.

11.03.5 OMT shall deliver test reports, release notes, and other information, as specified in Article 10, with each Corrective Release, New Release or ISE Requested Release. OMT shall deliver updated Documentation when such release has changed the Documentation previously provided to ISE.

11.03.6 The release notes that accompany a New Release or an ISE Requested Release shall specify, inter alia, the necessary releases of the Software Product and the necessary Third Party Standard Software and revisions. The release notes that accompany a Corrective Release shall not require a change of the specification of the Production System, unless otherwise is explicitly agreed by the Parties.

11.04 Unless otherwise agreed to by both Parties in writing or pursuant to this Agreement, ISE shall conduct Acceptance Testing on Corrective Releases, ISE Requested Releases, and New Releases to determine whether the release is Accepted or Rejected in the manner set forth herein. The purpose of Acceptance Testing is for ISE to validate that the release contains the desired functionality, meets the performance and capacity criteria, and will not impair Operating Capabilities when implemented on the Production System. The framework for Acceptance Testing is set forth in this Article; the mechanics of Acceptance Testing are set forth in the Acceptance Testing Regulations in Schedule 10. Acceptance Testing shall consist of two phases, as follows:

11.04.1.1 The first phase of Acceptance Testing shall consist of a unit test. ISE shall perform the unit test immediately after final delivery by OMT. ISE undertakes to complete the unit test within two (2) weeks of final delivery. The purpose of the unit test is to ensure that the code is stable enough to proceed with Acceptance Testing, under the criteria agreed between the parties from time to time. If the unit test results are satisfactory, ISE shall acknowledge delivery and shall commence Acceptance Testing.

11.04.1.1.1 ISE shall, at an early phase of the project, provide OMT with the unit test scripts, as further described in Schedule 10. OMT shall review the unit test scripts, and ISE and OMT shall agree upon the unit test scripts to be used in the unit test.

11.04.1.2 The second phase of Acceptance Testing shall consist of an acceptance test.

11.04.1.2.1 ISE shall prepare a sufficient number of acceptance test scripts to fully test the delivered software. ISE shall, simultaneous with approval of the functional descriptions for the project, provide OMT with the acceptance test scripts. OMT shall review the acceptance test scripts, and ISE and OMT shall agree upon the acceptance test scripts to be used in the acceptance test.

11.04.1.2.2 The acceptance test shall consist of four types of testing: functional testing, regression testing, capacity testing and non-functional testing. ISE shall perform functional testing and non-functional testing for all new functionality included by OMT in the delivery. ISE shall perform regression testing for the existing functionality.

11.04.2 With respect to any Corrective Release, where Operating Capabilities are available, ISE shall, prior to installation of any Corrective Release on the Production System, test such Corrective Release in order to determine whether there are any defects. Where Operating Capabilities are not available, ISE shall only perform such tests of the Corrective Release, as ISE, in its judgment, considers necessary.

11.04.3 ISE shall determine, in its sole discretion, whether a release is Accepted. ISE shall not unreasonably withhold its Acceptance of a release if the release has successfully passed Acceptance Testing.

11.04.3.1 ISE shall determine, in its sole discretion, whether a release has successfully passed Acceptance Testing. ISE shall not unreasonably withhold the release from successfully passing Acceptance Testing if: (i) there are no Acceptance Testing Level A Errors discovered during Acceptance Testing, such that no tests conducted during Acceptance Testing have been rejected; (ii) any Acceptance Testing Level A Errors discovered during Acceptance Testing that are reported to OMT within the agreed time limits are remedied by OMT; and (iii) ISE determines, in its sole discretion, to Accept the release notwithstanding its discovery of any Acceptance Testing Level B Errors that cause one or more functions to be Conditionally Accepted.

11.04.3.2 If ISE determines that the release is Accepted, ISE shall send OMT a written notice within five (5) days of its determination stating that the release was Accepted. Such notice shall include a list and detailed description of any functions that are Conditionally Accepted. Any function Conditionally Accepted by ISE shall be remedied by OMT in accordance with a written time schedule agreed to by the Parties at the end of Acceptance Testing. ISE shall notify OMT prior to implementing the release in the Production System.

11.04.3.3 ISE shall be deemed to have Accepted the release if: (i) ISE fails to commence Acceptance Testing within [***] of final delivery of the release by OMT; (ii) ISE fails to Reject the release within [***] of the end of the Acceptance Testing period; or (iii) ISE implements the release on the Production System.

11.04.4 ISE shall determine, [***], whether a release is Rejected. ISE shall not unreasonably classify the release as Rejected if the release does not fail one or more tests conducted during Acceptance Testing.

11.04.4.1 ISE undertakes to immediately notify OMT, in writing, of the faults contained in the release which serve as the basis for the release being Rejected, and shall provide OMT with a detailed description of such faults, including, but not limited to, copies of all relevant log files, all other necessary information about failed tests, and the reasons therefore.

11.04.4.2 OMT shall, at its own cost, remedy all faults of the release as set forth above. OMT shall, without delay, diagnose and correct the faults, and deliver a remedied version of the release to ISE for Acceptance Testing.

11.04.4.3 If Acceptance Testing is halted due to the fault, OMT shall deliver a Corrective Release as soon as possible.

11.05 Upon Acceptance of a Corrective Release, ISE Requested Release, or New Release:

11.05.1 The release shall become part of the Software Product, and thus be subject to the terms and conditions of the DLA and this Support Agreement.

11.05.2 The release is warranted to perform to the Specifications for a period of [***] from the date it is Accepted. OMT shall remedy, as soon as possible and free of charge, any non-conformance to the Specifications, if notified of the defect during the stated warranty period.

11.05.2.1 The warranty shall not apply if ISE makes any modification or alteration to the releases, except for modifications or alterations approved in writing by OMT.

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11.05.3 Upon Acceptance, ISE shall pay OMT the fixed price of the release, less any “up-front” payments as agreed in the payment schedule to the Enhancement Agreement. Unless agreed otherwise, the payment schedule shall be: [***]% upon execution of the Enhancement Agreement (or its equivalent), [***]% upon delivery, and [***]% upon the release being Accepted.

11.05.4 The final development schedule shall be a schedule to the Enhancement Agreement.

11.06 The following Software and Documentation Quality Penalty and Bonus Program (the “Program”) shall apply:

11.06.1 New Releases and ISE Requested Releases finally delivered to ISE shall be subject to, or eligible for, quality-related penalties and bonuses under the Program.

11.06.2 The Program shall apply during the time period between final delivery of a New Release or an ISE Requested Release by OMT and the date it is Accepted by ISE. The Program methodology is defined in this Section 11.06.

11.06.3 The number of errors found by ISE during the time period is categorized and counted. Penalties and bonuses shall apply only to Acceptance Testing Level A Errors and Acceptance Testing Level B Errors identified by ISE and documented in the Acceptance Testing Incident Report set forth in Schedule 10 during the course of final testing of the release prior to Acceptance.

11.06.4 The starting points (or PAR) for calculation of the penalties and bonuses under the Program are determined by:

11.06.4.1 the fixed price; and

11.06.4.2 the tolerance level for errors, depending on the size of the project agreed to in the Enhancement Agreement.

11.06.5 ISE acknowledges that there must be a tolerance level for Acceptance Testing Level A Errors and Acceptance Testing Level B Errors for each release, depending on the individual project delivery size, according to the following table:

Low base	High base	PAR (starting point, # of A Errors)	PAR (starting point, # of B Errors)
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

11.06.6 For each additional [***] level beyond what is shown in the table, increase PAR for A Errors by [***] and PAR for B Errors by [***].

11.06.7 Under the Program, [***]% of the fixed price in the Enhancement Agreement if the number of A Errors is [***] and the number of B Errors is less than the tolerance level.

11.06.8 Under the Program, A Errors have a value of [***]% of the [***], B Errors below the [***] have a value of [***]% of the [***].

11.06.9 The [***] possible for failure to achieve acceptable quality shall be [***]% of the [***] of the release. The [***] possible for achieving superior quality shall be [***] % of the [***] of the release.

11.06.10 In the case of a [***], ISE shall send an invoice to OMT and OMT shall [***] within [***] of its receipt of such invoice. In the case of a [***], ISE shall [***] of its determination that OMT [***]. ISE shall determine whether OMT is [***] or [***] within 30 days of Acceptance of the relevant release. Notwithstanding any other provision of this Agreement to the contrary, [***] may not be [***] by either Party [***] to such Party.

ARTICLE 12 INTELLECTUAL PROPERTY RIGHTS

12.01 Copyright and all other intellectual property rights to the Software Product, including, but not limited to, the Source Code, the Documentation, and any alterations or modifications thereof carried out by OMT, shall be governed by the DLA.

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ARTICLE 13 CERTAIN OBLIGATIONS OF ISE

13.01 ISE undertakes to assign at least one duly qualified employee with a thorough knowledge of the Software Product, including the usage of the Software Product in the local environment, and the Production System, to work with and assist the OMT personnel involved in any Operational Software Product Support provided according to this Agreement.

13.02 ISE undertakes to execute the Software Product on the appropriate Third Party Standard Software, as determined by OMT.

13.03 ISE undertakes to operate and use the Software Product in accordance with user and operating documentation provided by OMT under the DLA, and as subsequently changed by OMT when Corrective Releases, ISE Requested Releases, or New Releases are delivered, and to operate and use the Production System in accordance with operating documentation provided by the relevant supplier.

13.04 ISE undertakes not to alter or amend the Software Product without the prior written approval of OMT.

13.05 ISE shall, at its sole discretion, have the right to change the Production System. Any changes to the Production System shall be at ISE’s expense. Any malfunction to the Software Product caused by any changes to the Production System that are not approved by OMT, in writing, shall be the sole responsibility of ISE.

13.06 ISE undertakes, at its own expense, to have adequate support provided on the Production System.

13.07 ISE undertakes to maintain a logbook on the operation of the Production System, which shall include the following events, the intention of which is to facilitate error detection and error correction.

13.07.1 occurring errors and problems pertaining to the Software Product and the Production System;

13.07.2 problem and error reporting;

13.07.3 alteration of the Production System;

13.07.4 inclusion and exclusion of APIs;

13.07.5 updating/replacement of Software Product and Third Party Standard Software;

13.07.6 events/operator’s actions pertaining to normal operation of the Production System and error recovery, e.g. change of system or network parameters;

13.07.7 other events that ISE considers as being relevant.

13.08 ISE undertakes to, without delay, report errors and problems to the assigned Technical Account Manager using the Problem Report Form Template set forth in Schedule 2.

13.09 ISE also undertakes to summarize, on a quarterly basis, the occurrence of events recorded pursuant to Article 11 and Article 13 which it considers may be beneficial as a foundation for discussions during any of the relevant recurrent meetings contemplated in this Agreement.

13.10 In order for OMT to be able to fulfill its obligations under this Agreement, ISE undertakes, at its own expense, to (i) provide OMT access to the Software Product and the Production System, including through remote network access as specified in Schedule 2, and (ii) in case of on site support under the term of this Agreement, grant OMT’s personnel access to ISE’s premises and provide OMT personnel with office and working space, to be used exclusively by OMT personnel for the duration of any visit, limited secretarial service and working tools, e.g. telephone with international access, facsimile, copier, etc., to the extent which is necessary to allow OMT to fulfill its obligations. Any such access shall be granted pursuant to ISE’s security regulations, policies, and procedures effective at the time of access, and OMT undertakes to comply with respect thereto.

13.11 ISE undertakes not to permit the installation or implementation of any New Release, Corrective Release, or ISE Requested Release, or combination thereof, into the Production System without the satisfactory completion of thorough and adequate testing, unless as otherwise set forth in this Agreement.

13.12 ISE shall, at own expense, acquire additional hardware and Third Party Standard Software required due to a New Release provided by OMT.

13.13 ISE shall provide OMT with a schedule of all days which are known Trading Days, once every year in the month of November, for the following calendar year.

13.14 ISE shall, on request by OMT, provide OMT with a tape containing a copy of the CDB used by the ISE in the Production System. Any non-public or proprietary information contained on this tape is confidential and shall be protected by OMT in accordance with the provisions set forth in Article 15 below.

13.15 ISE undertakes to provide First Line Support to its members on the OMT CLICK Trade Application and the OMnet API software and to test and deliver any Corrective Releases or other corrective updates, ISE Requested Releases, and New Releases on such applications, provided by OMT, to the members and to install the same on the member systems or support members in installing the application as agreed between ISE and member. ISE undertakes, at its own cost, to keep reference systems on site at ISE on which the OMT CLICK Trade Application and the OMnet API software is installed. ISE shall provide OMT access to such reference systems in accordance with this Agreement.

13.16 ISE undertakes to inform OMT forthwith of any changes to any External Systems, any plans to introduce new financial products, or to make any changes to existing financial products offered by ISE to be traded in the Software Product.

ARTICLE 14 CONSIDERATION

14.01 As consideration for OMT’s undertakings set out in this Agreement, ISE shall pay to OMT an annual support fee equal to the sum of:

14.01.01 USD [***] (the “Base Amount”), plus;

14.01.02 Any support fee increase to the Base Amount due to any ISE Requested Release, as set forth in an Enhancement Agreement (provided that any such increase shall not become effective until January 1 of the year following the year in which the ISE Requested Release is Accepted), plus;

14.01.03 Any support fee increase to the Base Amount due to any Licensed Financial Product under the Broadened License Agreement, as set forth in Schedule 4 (provided that any such increase shall not become effective until January 1 of the year following the year in which the Licensed Financial Product under the Broadened License Agreement is placed in the Production System); plus

14.01.04 Any amount agreed to between the Parties related to any request by ISE to have a member of the Solution Team resident in New York and dedicated to ISE; plus

14.01.05 Any amount for licensing or support for Third Party Standard Software that is set forth in a written Third Party Standard Software agreement. (The Parties acknowledge that, with respect to the 1998 Oracle license agreement, ISE has paid all applicable fees thereunder through March 31, 2004, and that OMT shall invoice ISE thereafter while such agreement is effective, on an annual basis.); plus

14.01.06 For the unlimited use of concurrent OMnet APIs:

14.01.06.1 For 2004, USD [***];

14.01.06.2 For 2005, USD [***];

14.01.06.3 For 2006, USD [***];

14.01.06.4 For 2007, USD [***];

14.01.06.5 For 2008, USD [***].

14.02 The following fees shall be subject to indexation according to the index numbers of labor costs (ISIC 28-35) published by the National Statistics Office of Sweden: (i) the Base Amount set forth in Section 14.01.01, (ii) any support fee increases to the Base Amount due to any ISE Requested Releases as set forth in Section 14.01.02; and (iii) any support fee increases to the Base Amount due to any Licensed Financial Product under the Broadened License Agreement as set forth in Section 14.01.03 and which was granted pursuant to Section 3.04 of the Broadened License Agreement.

14.02.1 Indexation shall be performed in the manner described in this Section. The annual calculation of the Base Amount shall be performed where:

14.02.1.1 First, the Base Amount determined in the previous year is recalculated using the index.

14.02.02.1 Next, the applicable support fee increase are added to the adjusted Base Amount. This sum shall become the Base Amount used in the subsequent year’s calculation.

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14.02.02.2 There shall be no indexation to any fees for the first year that such fees are payable, such that indexation shall not apply until January 1 of the year following the year in which the fees first became payable.

14.02.02.3 Any index-related increase (or decrease) shall utilize March 2003 of this Agreement as the base month for calculation purposes.

14.02.02.4 OMT shall, if ISE requests, provide ISE with documentation evidencing any indexation calculation.

14.03 The following fees shall not be subject to indexation: (i) any support fee increases to the Base Amount due to any Licensed Financial Product under the Broadened License Agreement as set forth in Section 14.01.03 and which were purchased pursuant to Section 3.01 of the Broadened License Agreement; (ii) the OMnet API fees set forth in Section 14.01.06; and (iii) any amount agreed to between the Parties related to any request by ISE to have a member of the Solutions Team resident in New York dedicated to ISE.

14.04 ISE shall pay OMT any amount for support and assistance performed by OMT on a time and material basis, as agreed to between the Parties and based on OMT’s Standard Price List set forth in Schedule 5. The prices set forth in the Standard Price List shall be subject to indexation in the manner set forth in Section 14.02. In addition, ISE shall reimburse OMT for its reasonable travel, accommodation and allowance expenses related thereto, agreed by ISE in writing prior to the occurrence and evidenced by reasonable documentation. Payment terms are 30 days from date of invoice.

14.05 OMT and ISE shall agree on any support fee increase resulting from any ISE Requested Release. Such increase shall not exceed [***] percent ([***]%) of the development cost of the ISE Requested Release in question per year, and shall be specified in an Enhancement Agreement.

14.06 If ISE permanently discontinues using the [***] in the Production System, the total amount of fees payable by ISE to OMT shall be reduced by [***] USD per year. Such reduction shall be pro-rated from the last date that a [***] is used in the Production System during the year it is discontinued.

14.07 All payments made by ISE to OMT hereunder will be made without set off or counterclaim, free and clear and without deduction of or withholding for any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereinafter imposed by any jurisdiction or by any department, agency, state or other political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (collectively “Taxes”). If any Taxes are so levied or imposed in respect of this Agreement, ISE shall pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for in this Agreement. If ISE terminates this Agreement pursuant to Section 3.09.2, then the restrictions contained in this Section with respect to set off or counterclaim shall not apply.

14.08 Any and all payments to OMT hereunder do not include, and ISE shall be responsible for, all applicable sales and use taxes. OMT hereby agrees to endeavor to

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take into consideration any reasonable information provided by ISE with respect to invoicing performed by OMT and which results from this Agreement.

14.09 An interest charge of 30 days USD LIBOR plus four percent (4%) per annum, or the highest lawful interest rate, whichever is lower, will be applied to all amounts that are payable to OMT or ISE which are not paid by ISE or OMT when due. Such charge shall apply from the due date.

ARTICLE 15 CONFIDENTIALITY UNDERTAKING

15.01 ISE understands and acknowledges that the Software Product and Documentation are important and valuable assets to OMT and that they contain Confidential Information. OMT understands and acknowledges that ISE has provided to it, pursuant to a Non-disclosure Agreement dated January 21, 1997 confidential and proprietary technical and business information, trade secrets and know-how and will continue to provide such additional Confidential Information (referred to as “Proprietary Information” in the January 21, 1997 Agreement) in connection with the subject matter of this Agreement, which are important and valuable assets to ISE. Both Parties understand and acknowledge that Confidential Information shall be protected in accordance with the provisions herein.

15.02 The Parties shall keep all Confidential Information confidential and undertakes to use the same only in connection with the purpose set forth in this Agreement and not to make any other commercial use thereof or use the same for the benefit of itself or any third party and not make any Confidential Information, or part thereof, available to any third party outside the scope of this Agreement, unless obliged by law, statute or court order. In the event Confidential Information is required to be divulged by law, statute or court order by one of the Parties it shall inform the recipient of the Confidential Information that the information released is confidential and use its best endeavours to ensure that confidentiality in the information is maintained, and shall promptly notify the other Party of its release of the Confidential Information specifying the information disclosed, the recipient of the information, and the circumstances giving rise to the duty to disclose it.

15.03 The Parties undertake to take all reasonable steps to minimise the risk of disclosure of any Confidential Information by advisers and employees, and shall take all reasonable steps to restrict them from divulging or communicating any Confidential Information. Each Party shall be responsible for the performance of the above on the part of its advisers or employees. If requested by the disclosing Party the receiving Party shall procure the execution of a separate confidentiality agreement by each of its advisers or employees as are designated by it as having access to Confidential Information.

15.04 Each Party shall apply suitable security measures and a degree of care in relation to the Confidential Information as to provide adequate protection of Confidential Information from unauthorised disclosure, copying or use.

15.05 The limitations on disclosure or use of information according to these confidentiality provisions shall not apply to information which;

15.05.1 the receiving Party can demonstrate was known to it prior to the disclosure thereof by the disclosing Party; or

15.05.2 disclosure is required by law, statute or court order pursuant to Section Article 15.02 above; or

15.05.3 is public knowledge or becomes public knowledge other than by breach of this Agreement or agreement previously signed by the Parties.

15.06 Compliance by one of the Parties with its obligations under this Agreement may be waived by the other Party in writing.

15.07 Notwithstanding the termination or expiry of this Agreement for whatever reason, the obligations and restrictions in this Article 15 shall be valid for a period of five years from the termination of this Agreement.

15.08 In case of breach of this confidentiality undertaking, the Party being in breach shall be obliged to compensate the Party not being in breach for actual and proven damages.

15.09 However, in the event of a major breach of this confidentiality undertaking, which includes unauthorised disclosure of the Software Product or Documentation, ISE shall be obliged to compensate OMT pursuant to the DLA, Article 5.19.

15.10 The Parties agree to keep confidential the terms of this Agreement, and neither Party shall make any announcement or otherwise publicise its contents. However, the Parties shall be free to publicise the existence of this Agreement.

ARTICLE 16 OM HEX AB GUARANTY

16.01 OM HEX AB hereby guarantees that all payment obligations of and other non-contingent amounts owed by OMT under this Agreement (including, but not limited to, any losses, expenses or damages owed by OMT to ISE as a result of any final arbitration ruling under the Agreement) will be paid strictly in accordance with the terms and conditions of the Agreement. If any payment amount owed by OMT under the Agreement is not paid within [***] of the incurrence of such obligation under the Agreement or pursuant to a final arbitration order issued thereunder, ISE may provide written notice of such non-payment to OM HEX AB, and OM HEX AB shall pay such amount to ISE within [***] of receiving such written notice. This guaranty shall survive any assignment or purported assignment by OMT of its rights and obligations under Agreement, whether such assignment is to an Affiliate of OM HEX AB or otherwise, and this guaranty shall survive any merger, acquisition, sale, consolidation or other transfer of, or relating to, OMT. Notwithstanding the obligations of OM HEX AB pursuant to the Guaranty established by this paragraph, OM HEX AB shall have all of the rights afforded to OMT pursuant to this Agreement and all applicable laws to object to, or to refuse, the fulfillment of the obligations created by this Guaranty.

16.02 During the Term of this Agreement OMT shall provide ISE with prior written notice in the event (i) OMT ceases to be an Affiliate of OM HEX AB, or (ii) there is any change in OM HEX AB’s credit rating.

ARTICLE 17 OMT BUSINESS CONTINUITY PLAN AND AUDIT

17.01 OMT shall maintain a written business continuity plan identifying procedures relating to an emergency or significant business disruption. Such procedures are reasonably designed to enable OMT to meet its existing obligations to ISE. The plan must address the Source Code and the complete Documentation of the current version of the Software Product data back up and recovery (hard copy and electronic) and alternative communications between OMT and ISE. Upon ISE’s request, OMT shall grant the ISE access to OM’s ISE specific business continuity plans. ISE shall provide OMT with reasonable notice of its intent to review such plans. OMT shall advise ISE of its emergency contact information, including designation of [***] emergency contact persons. Each OMT emergency contact person should be a member of senior management.

17.02 OMT shall provide to ISE, upon its reasonable request, an independent assurance that the internal controls over OMT’s environment are in place and effective and that the control objectives related to system development methodology are met. An example of such independent assurance could be an Internal Audit evaluation of internal controls based on a suitable, recognized control framework, or Management Assertions letter, verified by independent party, or AICPA SAS 70 Type I and II reviews, or any other independent evaluation of controls over software development methodology that OMT furnishes to its customers.

17.03 If ISE is not satisfied with the scope or frequency of such reports, or has any other concerns, ISE has the right to engage an independent auditor to perform the audit of such specific areas of concern. In this case, ISE will bear the cost associated with the audits and such report will be furnished exclusively to ISE.

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17.04 OMT undertakes to comply with ISE rule 1408 Fingerprint-Based Background Checks of Exchange Employees and Independent Contractors and Other Service Providers. If Swedish or other foreign law prohibits OMT from fingerprinting its non-U.S. employees that are required to be fingerprinted under rule 1408, OMT shall conduct a diligent background investigation of such employees, to the fullest extent permitted by law, and promptly advise ISE of the results of such investigations to the extent any such employee has a criminal record history.

ARTICLE 18 ESCROW ARRANGEMENTS AND OPTION TO ACQUIRE SOURCE CODE

18.01 OMT shall, at OMT’s expense on a continuous basis, electronically deposit the latest version of the Source Code and the complete Documentation of the current version of the Software Product (collectively, the “Deposit Materials”) with Data Securities International Inc. (the “Escrow Agent”). OMT, ISE and Escrow Agent have entered into an escrow agreement, set forth in Schedule 6, and intend to promptly enter into an agreement replacing the escrow agreement for the purpose of depositing the Deposit Materials electronically. (Upon execution of the new escrow agreement, that agreement shall replace the current escrow agreement in Schedule 6. For the purpose of this Section 18.01, “continuous basis” shall mean without delay, following ISE’s Acceptance and placement of a Corrective Release, ISE Requested Release, or New Release into the Production System, but not less frequently than once per calendar month. OMT will not charge the ISE an additional time and materials fee to deposit the Deposit Materials on a continuous basis, however if the Escrow Agent charges OMT an additional fee to accommodate the deposit of the Deposit Materials on a continuous basis, then the ISE agrees to pay OMT this incremental fee.

18.02 OMT represents that it shall deliver the accurate and complete materials that compose the Deposit Materials, in a timely manner, to the Escrow Agent in accordance with the obligations outlined in the Escrow Agreement.

18.03 ISE shall have the right to verify, audit and inspect the Deposit Materials on an as needed basis.

18.04 ISE has the right to obtain possession of Deposit Materials pursuant to Articles 3, 18, and 28. Intellectual Property Rights in Article 12 and the Confidentiality Undertaking in Article 15 shall govern the use of the Deposit Materials after the termination of this Agreement.

18.05 In the event ISE decides not to extend this Agreement after the Term, ISE is entitled to acquire a license to the Source Code of the Software Product and the Documentation at a price corresponding to USD [***]. OMT undertakes at ISE’s request to provide support. If support is required, such support shall be provided on reasonable commercial terms and for a reasonable time period. License terms are set forth in Section 18.06, below.

18.06 OMT hereby grants ISE license to use the Source Code of the Software Product and the Documentation exclusively in the event ISE is entitled to obtain possession of the Deposit Materials in accordance with Article 3 and 28 or acquires a license in accordance with Article 18. Such license to the Source Code and Documentation is perpetual unless terminated according to the license termination provisions set forth in Article 5.20 of the DLA, and will be governed by the license terms set forth in this Section 18.06 and by the license terms and conditions set out in Articles 5 and 9 of the DLA.

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18.06.01 The subject of the license is the Software Product Source Code and the complete Documentation of the current version of the Software Product used by ISE at the time of termination of this Agreement by ISE in accordance with Articles 3 and 28 or at the time of delivery of the Source Code in accordance with Article 18. In the event ISE obtains possession of the Deposit Materials, ISE may use, copy, modify, adapt, translate, merge the Software Product into other software and materials and maintain and correct the Software Product and related Documentation all for the purpose of ISE Operations, defined in the DLA, Article 5.6 and for no other purpose. ISE may only use the Source Code on the Production System.

18.06.02 All intellectual property rights to the Software Product Source Code and related Documentation provided to ISE according to this Agreement shall remain with OMT.

18.06.03 The right to use a new version or release of the Software Product Source Code requires a new license. The Software Product Source Code is not covered by any support, and OMT does not undertake to develop new releases of the Software Product Source Code unless otherwise agreed in writing.

18.06.04 If a third party shall be engaged to effect support, maintenance or development of the Software Product, ISE is responsible for ensuring that such third party adhere to the confidentiality provisions of this Agreement and the license provisions of the DLA and license provisions of this Agreement and has signed an agreement on terms no less restrictive than the terms set forth herein, prior to ISE giving such third party access to the Source Code and Documentation. ISE hereby warrants and represents the fulfillment by each third party of the terms set forth herein.

18.06.05 In the event of any breach of any of the license provisions set forth herein, Articles 5.18-5.20 of the DLA shall apply. In the event of license termination in accordance to Article 5.20 of the DLA, the termination shall apply to the Software Product in Object Code as well as in Source Code.

ARTICLE 19 NOTICES

19.01 Any notice, consent or other communication required or permitted to be given to either Party pursuant to this Agreement shall be in writing and shall be sufficiently served if delivered personally or sent by facsimile. If sent by facsimile evidence of the successful transmission of the facsimile is required.

(i) if to OMT:	President OM Technology AB Telephone + 46 8 405 6000 Facsimile + 46 8 24 61 56 P.O. Box 16305, S-10326 Stockholm, Sweden

(ii) if to ISE:	President International Securities Exchange, Inc. Telephone 212-897-0200 Facsimile 212-509-3955 60 Broad Street, 26th Floor New York, NY 10004

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notice may be given.

19.02 Any notice, consent or other communication sent by facsimile shall be followed by ordinary mail within one week, if requested by either Party. All notices shall be effective when received at the address specified in Article 19.01.

19.03 All communications between the parties shall be in English.

ARTICLE 20 INDEPENDENT BUSINESS

20.01 Neither Party has the right or power, express or implied, to make any commitments of any kind on behalf of the other Party without prior written consent of the other Party.

ARTICLE 21 WHOLE AGREEMENT

21.01 The recitals and all of the schedules to this Agreement constitute an integral part of this Agreement.

21.02 This Agreement supersedes and invalidates all other commitments, representations and warranties relating to the subject matter hereof which may have been made by the Parties either orally or in writing prior to the Effective Date of this Agreement, and which shall become null and void from the Effective Date hereof.

ARTICLE 22 AMENDMENTS

22.01 No modification, alteration, addition or change of the terms hereof shall be binding on the Parties unless agreed by both Parties in writing.

ARTICLE 23 WAIVER

23.01 The waiver or forbearance or failure of a Party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that Party’s rights to future performance of such provision and the other Party’s obligation in respect of such future performance shall continue in full force and effect.

ARTICLE 24 SEVERABILITY

24.01 In the event that any of the terms of this Agreement are determined invalid, unlawful or unenforceable to any extent, such term shall be severed from the remaining terms which shall continue to be valid to the fullest extent permitted by law, unless such invalidity, unlawfulness or unenforceability substantially alters the terms under which the agreement itself was entered into.

ARTICLE 25 HARDSHIP

25.01 The provisions on consideration and liability for costs in this Agreement are intended to be fair in all circumstances. If due to mandatory rules in any applicable law or due to a decision or other act by any competent authority, or other circumstances one or more of the provisions on compensation cannot be enforced or an amendment of one or more of the provisions is required in order to achieve the fair result intended, the Parties agree that they shall endeavor to find an alternate solution approaching as near as possible to the contractual situation existing prior thereto.

ARTICLE 26 LIMITATION OF RIGHT TO CLAIM

26.01 Each Party having an intention to assert a claim as a result of a breach or non-performance under this Agreement shall give the other Party written notice of this intention within three months from the moment such Party became aware of the basis of its claim. Any arbitration proceedings shall be instituted within one (1) year after notice has been given, thereafter the claiming Party will be barred from commencing arbitration or court proceedings of any kind.

ARTICLE 27 LIMITATION OF LIABILITY

27.01 Neither Party shall be liable for delay in performing or failing to perform obligations if the delay or failure results from war, riots, terrorism, embargoes, strikes, casualties, accidents, fire, earthquake, flood, acts of God, supplier or vendor failure, outage or malfunction of local or long distance telecommunications services, utility outage, or other event or circumstance beyond OMT’s or ISE’s direct control. Such delay or failure shall not constitute a breach of this Agreement, and the time for performance shall be extended by a period equivalent to that during which performance is so prevented.

27.02 Defective functionality, performance and capacity of the Software Product due to factors outside the control of either of the Parties are not the responsibility of either of the Parties.

27.03 ISE shall in no event be entitled to compensation for loss of data or use, loss of profit, business, contracts, revenues, or anticipated savings, trading losses or for any indirect or consequential damage of any nature whatsoever caused by, inter alia, the indirect or direct use of the Software Product, the impossibility to use the Software Product or the malfunctioning of the Software Product, or for any losses which OMT at the time of this Agreement could not reasonably anticipate.

27.04 If OMT is held liable by any competent authority including any arbitrator(s) pursuant to section 30 hereof to pay damages, the Parties hereby agree that OMT’s total liability under this Agreement shall be limited to [***] fee according to Article 14.

27.05 No other right of termination, compensation or the like exists other than the rights expressly stated in this Agreement provided neither gross negligence nor wilful behaviour has been established.

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27.06 The limitations of liability set forth in this Agreement do not apply to any obligation of indemnity set forth in this Agreement.

ARTICLE 28 TERM AND TERMINATION OF THE AGREEMENT

28.01 This Agreement commences on the Effective Date and shall remain in force for a period of five (5) years unless terminated by either Party in accordance with the terms herein (the “Term”).

28.02 This Agreement will expire automatically if the DLA or the license to the Software Product is terminated by either Party. In the event of such expiration, any and all amounts outstanding and all costs and expenses incurred in connection with this Agreement or part thereof, as applicable, until the day of expiration, shall be paid by ISE to OMT.

28.03 ISE shall have the right to terminate this Agreement, for any reason, without cause, upon [***] prior written notice, such termination to be effective not earlier than [***].

28.04 ISE shall have the right to terminate this Agreement pursuant to Section 3.09.2.

28.05 If OMT fails to perform any of its material obligations under this Agreement and such failure continues for a period of thirty (30) days, following receipt of written notice of such failure with demand to cure, ISE shall have the right to terminate this Agreement with immediate effect. In the event such material breach of this Agreement is incapable of being remedied ISE may terminate this Agreement immediately by giving OMT written notice. In the event of termination of this Agreement pursuant to Section 28.03, Section 28.04, or Section 28.05, any and all amounts outstanding and all costs and expenses incurred in connection with this Agreement or part thereof, as applicable, until the day of termination, shall be paid by ISE to OMT. OMT shall credit ISE the part of the yearly fee which corresponds to the remaining period paid for.

28.06 In the event ISE terminates this Agreement pursuant to Section 28.04, ISE has the right to obtain possession of the Deposit Materials pursuant to Articles 3 and 18 of this Agreement, upon presentation to the Escrow Agent of a copy of its notice of termination to OMT. Within five (5) business days of the date ISE obtains possession of the Deposit Materials, ISE shall deposit USD [***] into trust with Skandinaviska Enskilda Banken, Stockholm, or such other bank approved by OMT, with both Parties as co-signatories or a bank guarantee from Skandinaviska Enskilda Banken or another bank approved by OMT on the same amount. The amount held in trust shall be released to OMT, or payment shall be made to OMT in accordance with the bank guaranty, as the case may be, if arbitrators in accordance with Article 30 decide that the termination was not in accordance with Articles 3 and 28. The amount held in trust shall be released to ISE, or the bank guaranty shall terminate, as the case may be, if arbitrators in accordance with Article 30 decide that the termination was in accordance with Articles 3 and 28

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28.07 If ISE fails to perform any of its material obligations under this Agreement, including but not limited to default of payment, and such failure continues for a period of thirty (30) days following receipt of written notice of such failure with demand to cure, OMT shall have the right to terminate this Agreement with immediate effect. In the event such material breach of this Agreement is incapable of being remedied, OMT may terminate this Agreement immediately by giving ISE written notice. In the event of termination of this Agreement pursuant to this Section or as otherwise specifically set forth in this Agreement, any and all amounts billed but not paid and any amounts unbilled but relating to agreed and performed work until the day of termination shall be paid by ISE to OMT.

ARTICLE 29 ASSIGNMENT

29.01 The Parties may after written consent from the other Party assign or transfer this Agreement, in whole or in part, to its wholly owned subsidiaries or companies owned or controlled by it or by its parent company or to a third party purchaser for value of all or substantially all of the assets of the business of the Party concerning the subject matter of this Agreement.

29.02 In addition to this neither Party may assign or transfer any of its rights, duties or obligations according to this Agreement without the written consent of the other Party.

ARTICLE 30 GOVERNING LAW AND ARBITRATION

30.01 This Agreement shall in all respects regarding substantive law be governed by and construed in accordance with Swedish law exclusively, as such law be in effect from time to time, and such law shall also be applied to this Agreement and any and all disputes, claims etc. which may arise hereunder, in case of arbitration, court proceedings or otherwise.

30.02 The Parties agree that the United Nations Convention on contracts for the International Sale of Goods shall not apply to governance and construction of this Agreement.

30.03 Any dispute, controversy or claim between ISE and OMT arising out of or relating to this Agreement, the breach termination or validity thereof which the Parties have failed to solve through negotiations or through an expert resolution as agreed upon between the Parties, shall be resolved by arbitration convened and conducted in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) arbitration rules then in force, (the “Rules”) being supplemented by Swedish procedural law.

30.04 There shall be three arbitrators who shall be appointed in accordance with the Rules. If any arbitrator has not been appointed within the time limits specified in the Rules, on the request of either Party, such appointment shall be made by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) upon the written request of either the claimant or the respondent, within 30 days of such request. The arbitration shall be held in London, England and shall be conducted in the English language.

30.05 To the extent that it is reasonably possible, the performance of this Agreement shall continue during the referral of any dispute to arbitration.

30.06 The Parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the Territory, England and of Sweden) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award. The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgement upon any award may be entered in any court having jurisdiction thereof.

30.07 In disputes involving breach of ISE’s obligations regarding intellectual and other property rights in the Software Product or the Documentation or breach of a Party’s obligations regarding Confidential Information, this Article 30 will not preclude a Party from obtaining interim or injunctive relief on an immediate basis from a court of competent jurisdiction pending the outcome of arbitration.

This agreement shall be executed in two identical copies of which the parties shall receive one each.

Stockholm, December 23, 2003	New York, December 23, 2003

OM Technology AB	International Securities Exchange, Inc.

/S/ MAGNUS BÖCKER	/S/ DAVID KRELL
Magnus Böcker	David Krell
Printed name and title	Printed name and title
President & CEO

Stockholm, December 23, 2003

OM HEX AB, as Guarantor for OM Technology AB

/S/ MAGNUS BÖCKER
Magnus Böcker
Printed name and Title